Exhibit 10.31

REDBACK NETWORKS INC.

SENIOR MANAGEMENT BONUS PLAN

1) Purposes of the Plan. This Redback Networks Inc. Senior Management Bonus Plan sets forth the plan for payment of cash bonuses to those senior managers of the Company designated for participation and is intended to increase stockholder value and the success of the Company by motivating senior managers to perform to the best of their abilities and to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such managers with incentive awards based on the achievement of goals relating to the performance of the Company or upon the achievement of determinable performance goals. The Plan is intended to permit the payment of bonuses that may qualify as performance-based compensation under Code section 162(m).

2) Definitions.

(a) “Award” means, with respect to each Participant, the award determined pursuant to Section 7(a) below for a Performance Period. Each Award is determined by a Payout Formula for a Performance Period, subject to the Committee’s authority under Section 7(a) to eliminate or reduce the Award otherwise payable.

(b) “Base Salary” means, as to any Performance Period, the Participant’s annualized salary rate. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the Compensation Committee of the Board of Directors of the Company, or a sub-committee of the Compensation Committee.

(e) “Company” means Redback Networks Inc. or any of its subsidiaries (as such term is defined in Code Section 424(f)).

(f) “Fiscal Quarter” means a fiscal quarter of the Company.

(g) “Maximum Award” means as to any Participant for any Performance Period, $1 million.

(h) “Participant” means an eligible senior manager or key employee of the Company selected by the Plan Administration Committee, to participate in the Plan for a Performance Period.

(i) “Payout Determination Date” means the date upon which the Plan Administration Committee determines the amounts payable pursuant to the Plan and in accordance with Section 7(a).

(j) “Payout Formula” means, as to any Plan Year, the formula or payout matrix established by the Committee in order to determine the Awards (if any) to be paid to Participants.

(k) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Quarterly Revenue and (b) Quarterly Net Income (Loss) or such similar objectively determinable financial or other measures as may be adopted by the Committee.

(l) “Performance Period” means any Fiscal Quarter during the Plan Year as determined by the Committee in its sole discretion.

(m) “Plan” means this Redback Networks Inc. Senior Management Bonus Plan.

(n) “Plan Year” means the Company’s fiscal year.

(o) “Plan Administration Committee” means the committee comprised of the Company’s Vice President of Human Resources, the Chief Executive Officer and the Chief Financial Officer.

(p) “Quarterly Net Income (Loss)” means the income (loss) after taxes of the Company for the applicable Fiscal Quarter determined in accordance with generally accepted accounting principles.

(q) “Quarterly Revenue” means the Company’s net sales for the applicable Fiscal Quarter, determined in accordance with generally accepted accounting principles.

(r) “Section 162(m)” means Section 162(m) of the Code, or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.

(s) “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary, as determined by the Committee.

3) Plan Administration.

(a) The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. The Committee may delegate specific administrative tasks to the Plan Administration Committee or others as appropriate for proper administration of the Plan. The Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:

i) discretionary authority to adopt Target Awards and Payout Formulae under this Plan for a given Performance Period; and

ii) discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility, Awards and the amount, manner and time of payment of any Awards hereunder.

(b) Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

4) Eligibility. The employees eligible to participate in the Plan for a given Performance Period shall be determined by the Committee, and are generally expected to include senior managers and above of the Company and any other key employees who are specifically designated by the Committee for participation in the Plan in its sole discretion. Employees who earn sales commissions and employees on an MBO or other variable compensation plan shall generally not participate in the Plan. Unless specifically excepted, a Participant must be actively employed on the last day of the Performance Period to be eligible to receive a payment hereunder. No person shall be automatically entitled to participate in the Plan.

5) Performance Goal Determination. The Committee, in its sole discretion, shall establish the Performance Goals.

6) Determination of Payout Formula. The Committee, in its sole discretion, shall establish a Payout Formula for purposes of determining the Award (if any) payable to each Participant. Each Payout Formula (a) shall provide for the payment of a Participant’s Award if the Performance Goals for the Performance Period are achieved, and (b) may provide for an Award payment greater than or less than the Participant’s Target Award, depending upon the extent to which the Performance Goals are achieved. Notwithstanding the preceding, in no event shall a Participant’s Award for any Performance Period exceed the Maximum Award.

7) Payout Determination; Award Payment.

(a) Payout Determination and Certification. Prior to the Payout Determination Date, the Committee shall certify in writing (which may be by unanimous written consent) the Awards to each Participant. The Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance. Notwithstanding any contrary provision of the Plan, the Committee, or the Plan Administration Committee if so delegated, may eliminate or reduce the Award payable to any Participant below that which otherwise would be payable under the Payout Formula.

(b) Right to Receive Payment. Each Award under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

(c) Form of Distributions. The Company shall distribute all Awards to the Participant in cash.

(d) Timing of Distributions. Subject to Section 7(e) below, the Company shall distribute amounts payable to Participants as soon as is practicable following the determination and written certification of the Award for a Performance Period, but in no event later than 2 ½ months after the end of the applicable Performance Period.

(e) Deferral. The Committee may defer payment of Awards, or any portion thereof, to Participants as the Committee, in its discretion, determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m). In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

9) Term of Plan. The Plan shall first apply to the Company’s fiscal year 2005 Plan Year. The Plan shall stay in effect with respect to the fiscal 2005 Plan Year and all subsequent Plan Years until terminated under Section 10 of the Plan.

10) Amendment and Termination of the Plan. The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including adopting amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would impair any payments to Participants made prior to such amendment, modification, suspension or termination, unless the Committee has made a determination that such amendment or modification is in the best interests of all persons to whom Awards have theretofore been granted; provided further, however, that in no event may such an amendment or modification result in an increase in the amount of compensation payable pursuant to such Award. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan.

11) Withholding. Distributions pursuant to this Plan shall be subject to all applicable federal and state tax and withholding requirements.

12) At-Will Employment. No statement in this Plan should be construed to grant any employee an employment contract of fixed duration or any other contractual rights, nor should this Plan be interpreted as creating an implied or an expressed contract of employment or any other contractual rights between the Company and its employees. The employment relationship between the Company and its employees is terminable at-will. This means that an employee of the Company may terminate the employment relationship at any time and for any reason or no reason.

13) Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

14) Indemnification. Each person who is or shall have been a member of the Committee, or of the Board of Directors of the Company, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

15) Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.

16) Governing Law. The Plan shall be governed by the laws of the State of California.

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